                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                               THREE MONTHS      THREE MONTHS
                                                                  ENDED             ENDED
                                                              MARCH 31, 1999    MARCH 31, 1998
                                                              --------------    --------------
Earnings:
  Net loss..................................................     $(10,948)         $(7,290)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P. ....................       15,698            7,290
       Interest expense.....................................           --            5,300
                                                                 --------          -------
Earnings available to cover fixed charges(1)................     $  4,750          $ 5,300
                                                                 ========          =======
Fixed charges(2)............................................     $  4,750          $ 5,300
                                                                 ========          =======
Ratio of earnings to fixed charges and preferred stock
  dividends.................................................           1x               1x
                                                                 ========          =======

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

(2) Fixed charges include interest expense and preferred dividends and related increase to redemption value of such preferred stock.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
        AND DISTRIBUTIONS ON REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

                                                               THREE MONTHS      THREE MONTHS
                                                                  ENDED             ENDED
                                                              MARCH 31, 1999    MARCH 31, 1998
                                                              --------------    --------------
Net loss....................................................     $(40,368)         $(19,596)
Dividends on redeemable preferred partnership interests.....       (4,750)           (5,300)
Capitalized interest........................................      (46,252)          (39,483)
                                                                 --------          --------
Deficiency of earnings to cover fixed charges and
  distributions on redeemable preferred partnership
  interests.................................................     $(91,370)         $(64,379)
                                                                 ========          ========